Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 5, 2009, relating to the consolidated financial statements and financial statement schedule of Voyager Learning Company, which appears in the Prospectus and is part of the Registration Statement on Form S-4 (File No. 333-161075) of Cambium Learning Group, Inc.
Our report on the consolidated financial statements refers to a separate report, with an unqualified opinion and dated March 5, 2009, related to our audit of Voyager Learning Company’s internal control over financial reporting and also refers to a change in method of accounting for uncertainty in income taxes.
/s/ Whitley Penn LLP
Dallas, Texas
January 8, 2010